UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 9, 2008

WORLD AM, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-30639 (Commission File Number)	90-0142757 (I.R.S. Employer Identification No.)

4340 Von Karman Ave., Suite 200 Newport Beach, CA 92660 (Address of principal executive offices) (zip code)

(949) 955-5355 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2008, we entered into a Settlement Agreement (the “Agreement”) with James H. Alexander (“Alexander”) for the purpose of settling the pending lawsuit entitled Alexander v. World Am, Inc., Case No. 06-CV-02163-RPM-CBS, United States District Court for the District of Colorado (the “Lawsuit”). Under the terms of the Agreement, we agreed to pay Alexander the total sum of $150,000 (“Settlement Payment”) to be paid as follows: (i) issuing six (6) convertible notes to Alexander, one per month for six (6) consecutive months beginning June 9, 2008, with each note in the principal amount of $16,667 and having a six (6) month maturity date; and (ii) issuing six (6) convertible notes to Denis H. Mark, one per month for six (6) consecutive months beginning June 9, 2008, with each note in the principal amount of $8,333 and having a six (6) month maturity date. Under the terms of the notes, they are to be converted on their maturity date at a price per share equal to the market value of our common stock on the trading day immediately prior to conversion, and if we do not convert them, or are unable to convert them, then we immediately owe the principal amount in cash. The notes are interest-free.

Under the Agreement, in exchange for the Settlement Payment, Alexander agreed to dismiss the Lawsuit, with prejudice, and fully release us from any and all claims and liabilities, known and unknown, that Alexander may have, or has ever had, against us.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Shares of Equity Securities.

In connection with the Agreement, we agreed to issue twelve (12) convertible promissory notes, six to Mr. Alexander in the principal amount of $16,667, and six to Mr. Mark in the principal amount of $8,333, both convertible into shares of our common stock, restricted in accordance with Rule 144. The issuance was exempt pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were both sophisticated investors and familiar with our business operations.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Settlement Agreement dated June 9, 2008

10.2	Form of Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2008	World Am, Inc. a Nevada corporation
	/s/	Robert A. Hovee
	By:	Robert A. Hovee
	Its:	Chief Executive Officer